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                                                                    Exhibit 99.1

Corporate Inquiries
Janet Campbell, COO, President
InforMedix, Inc.
(215) 796-1220 (Mob) (301) 984-1566
janet.campbell@informedix.com

Healthcare Media
Greg McQuerter
McQUERTER, Inc.
(858) 450-0030
gmcquerter@mcquerter.com


Financial Media
Donald C. Weinberger
Andria Arena
Wolfe Axelrod Weinberger Assoc. LLC
(212) 370-4500
don@wolfeaxelrod.com



            INFORMEDIX ANNOUNCES INITIAL CLOSING OF PRIVATE FINANCING

December 5, 2003/Rockville, MD - InforMedix Holdings, Inc. (OTC BB: IFMX.OB) today announced that it has successfully closed on $1.5 million, which is the first tranche of a Private Placement in Public Equity (PIPE) offering that will enable it to expand its sales and marketing efforts nationally of its Med-eMonitor System(TM). Med-eMonitor is a leading medical technology for improving the efficiency of organized clinical drug trial studies, the largest segment of the $38 billion global drug-development industry.

Company officials said each investment unit consisted of 135,136 shares of common stock, determined by dividing the purchase price per unit of $50,000 by 37 cents per share, which was the average closing bid price of the common stock for the five consecutive trading days immediately preceding and ending on the second trading day immediately prior to the initial closing date.

The offering is continuing until February 17, 2004, unless extended or a maximum of $5 million of units are sold prior to that date. For each share of common stock issued, the company also issued one class A warrant to purchase one share of common stock of InforMedix, and one class B warrant to purchase one-half share of common stock of InforMedix.

The company intends to utilize net proceeds to complete core product development, to initiate a national communications program, for administrative expenses, and to retire certain existing debt. In connection with the private placement, InforMedix has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act of 1933 covering the resale of the shares purchased and shares issuable upon exercise of the warrants, as well as the securities issued in a recent bridge financing.

The PIPE units were sold in the private placement pursuant to Regulation D under the Securities Act. Neither the units, nor the underlying common stock and warrants have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from those registration requirements. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy units, shares or warrants, and is being issued under Rule 135c under the Securities Act.


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About InforMedix

Founded in 1997, InforMedix has developed Med-eMonitor to provide real-time medical management and patient communications for clinical drug trials. The Company has integrated a portable patient-interactive monitoring device, hardware, software and network communications system to enable pharmaceutical and biotechnology companies, and medical researchers to efficiently monitor and manage patients' medication compliance, protocol adherence, clinical response, and safety. Med-eMonitor is specifically designed to improve patient medication compliance and protocol adherence in clinical drug trials. The Med-eMonitor System leverages InforMedix's strong intellectual property consisting of 15 issued patients and ten patents pending. The company's patents have been cited as prior art by patent examiners in over 150 other issued patents.

Safe harbor provisions

This report contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding our future capital needs and our proposed private placement. The terms of any actual private placement could differ materially from that projected in the forward-looking statements, as a result of known and unknown risk factors and uncertainties. References made to the discussion of the risk factors are detailed in the Company's filings with the Securities and Exchange Commission, including the report on Form 10-QSB for the quarter ended September 30, 2003, our Annual Report on Form 10-KSB for the year ended December 31, 2002, our prospectuses, dated November 9, 2001 and April 8, 2003, as supplemented, and our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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